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NOFOLIO
                          [LETTERHEAD OF MODEM MEDIA]

For Immediate Release                                  Contact:
                                                       Patty DeLana
                                                       (203) 299.7211
                                                       pdelana@modemmedia.com
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       True North Converts its Modem Media Shares from Class B to Class A
                        Relinquishing Super-voting Power

NORWALK, CT -- April 27, 2000 -- Modem Media (NASDAQ:MMPT), the exclusive builder and marketer of customer-focused Me-business/sm/ solutions, today announced that effective April 26, 2000, True North Communications, Inc. and its subsidiaries (NYSE:TNO) converted all of their Modem Media Class B common shares to Class A common shares. As a result of this conversion, True North owns approximately 41% of the total outstanding shares of Modem Media. As holders of Class A shares, True North relinquishes the super-voting rights it had as holders of Class B shares. The conversion was originally scheduled to occur on June 30, 2000.

"The acceleration of True North's conversion underscores their confidence in our ability to successfully grow our business and sustain our superb track record," stated G.M. O'Connell, Chairman and CEO of Modem Media.

About Modem Media

Modem Media (http://www.modemmedia.com) is the exclusive builder and marketer
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Me-business solutions, a customer-focused approach to Internet business. Driven by customer needs, Modem Media identifies Me-business opportunities, and utilizes its strategic, conceptual, technological and marketing expertise to build, distribute and manage unique Me-business solutions for global companies and Internet ventures. Headquartered in Norwalk, CT, Modem Media's expanding global presence includes office in New York City, San Francisco, Toronto, London, Paris, Munich, Tokyo, Hong Kong and Sao Paulo. With more than 850 professionals worldwide, Modem Media has created customer-focused Internet solutions for global brands such as Citibank, Intel, General Motors, Delta Air Lines, General Electric, IBM and JCPenney.


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Me-business is a service mark of Modem Media



230 East Avenue, Norwalk, Connecticut 06855 tel 203.299.7000 fax 203.299.7060 www.modemmedia.com